UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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HAWAIIAN HOLDINGS INC

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We have entered into an agreement to become a part of Alaska Air Group but continue to operate as the Hawaiian Airlines brand. The combined strength of Alaska and Hawaiian Airlines will result in many important benefits for employees and guests and preserve the Hawaiian brand into the future, but we understand this kind of change can be difficult to process. We’re committed to communicating often and answering your questions as the process moves forward.

Please review our FAQs below; we will update these regularly. If you have additional questions, please fill out our form. The nature of this transaction requires a legal review of answers, but we will post new questions and updates as quickly as possible.

FAQs

ABOUT THE AGREEMENT

What was announced?

•	Hawaiian Airlines has entered into an agreement to combine with Alaska Airlines, while preserving both of our beloved brands.

•	We believe that joining with Alaska Airlines is the best way for us to meet competitive challenges, accelerate investments in our fleet and technologies, and advance the sustainability of our brand.

•	Together, we will build on our 90+ year legacies and cultures of being service-oriented airlines for the benefit of our employees and our guests.

•	This combination is about growing and enhancing our business, while ensuring we maintain our strong presence in Hawai‘i.

What are the key terms of the agreement?

•	The combined company will

•	maintain Alaska and Hawaiian Airlines’ strong, high-quality brands, supported by common technology platform and a single, compelling loyalty offering;

•	maintain and grow union-represented jobs in Hawai‘i, including preserving pilot, flight attendant and maintenance bases in Honolulu and airport operations and cargo throughout the state;

•	remain committed to Hawai‘i by maintaining robust Neighbor Island air service, and supporting job opportunities, community investment and environmental stewardship;

•	maintain an Alaska Airlines hub in Honolulu, its second largest after Seattle; and

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represent the fifth largest U.S. airline with a fleet of 365 narrow and wide body aircraft enabling guests to reach 138 destinations through our combined networks and more than 1,200 destinations through our oneworld Alliance partners.

•	More information about the agreement can be found on this website and in our joint news release.

Why are we combining with Alaska Airlines? What are the benefits of the combination?

•	We believe there are many benefits of the combination; in short, we will become more competitive and deliver more for our guests, employees, and the communities we serve.

•	Our networks are complementary and will open up many new destinations for our guests, and Alaska Airlines is committed to maintaining robust service in the Neighbor Island market. (See above.)

•	Our guests will benefit from enhanced technology, richer loyalty program benefits and access to the oneworld Alliance.

Where will the combined company be headquartered? What Hawaiian Airlines presence will be maintained?

•	The combined company will be headquartered in Seattle, Washington, where Alaska Airlines is based.

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Both names and brands will remain. The expanded airline will maintain both industry-leading Alaska and Hawaiian Airlines brands while integrating into a single operating platform and loyalty program, enabling the remarkable service and hospitality of each to be enjoyed by passengers into the future with continued excellence in operational reliability, trust and guest satisfaction for which both companies have been consistently recognized.

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Honolulu will become a regional headquarters for the combined entity, with a strong operations presence and local leadership. Alaska Airlines has committed to the preservation of the crew and maintenance bases in Honolulu, and the airport and cargo operations across the state.

•	Once the transaction is complete, we will continue to invest in Hawai‘i’s communities, combining and expanding the two airlines’ commitments to contribute to a vibrant future for Hawai‘i.

•	Alaska is committed to promoting regenerative tourism in the Hawaiian Islands, investing in Hawaiian language and culture, and continuing to build upon our existing programs.

What does the combination mean for our guests?

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Passengers will benefit from more choice and increased international connectivity across both airlines’ networks, with service to 138 destinations including non-stop service to 29 top international destinations and combined access to over 1,200 destinations through the oneworld Alliance.

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The combination preserves and expands high-quality, best-in-class product offerings with price points to make air travel accessible to a wide range of consumers across a range of cabin classes, including greater choice between Alaska Airlines’ high-value, low-fare options and Hawaiian Airlines’ international and long-haul product on par with network carriers.

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Our existing customers will enjoy the benefits of the industry’s highest-value customer loyalty program for the combined airline, including the ability to earn and redeem miles on 29 global partners and receive elite benefits on the full complement of oneworld Alliance airlines, expanded global lounge access, and benefits of the combined program’s co-brand credit card.

What should I say to guests about this?

•	This will be a long process, and there are no changes at this time. The companies will continue to operate as two separate entities until the deal is closed.

•	The combination with Alaska Airlines will be valuable for our guests — more destinations, richer loyalty program benefits, and access to the oneworld Alliance.

•	The Hawaiian Airlines brand will continue to operate with our existing frontline employees as part of Alaska Airlines. Both airlines share a culture of safety, operational excellence, and service.

•	Alaska is committed to maintaining our robust Neighbor Island service, as well as our U.S. mainland and international service.

•	You can continue to book, track, and manage flights and earn/redeem frequent flyer miles as you always have.

•	If you’d like to learn more about the combination, please visit our website.

What should I do if media ask me about this?

•	Only a few individuals are authorized to speak to media on behalf of Hawaiian Airlines.

•	You should refer media inquiries to news@hawaiianair.com.

ABOUT OUR JOBS

What does this combination mean for me?

•	As one of Hawai‘i’s largest employers, we remain committed to caring for our employees, creating opportunities for career advancement and delivering substantial benefits for our local communities.

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Alaska Airlines has committed to maintain and grow union-represented jobs in Hawai‘i including preserving pilot, flight attendant, maintenance bases in Honolulu and our airport operations and cargo throughout the state. There will be opportunities for non-union employees to continue with the combined company.

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The combined entity will offer competitive pay and benefits, as well as opportunities for career progression and mobility for employees. We will also continue to expand access to workforce development initiatives to support career opportunities in the Hawaiian Islands and beyond.

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We will continue operating our standalone business until the transaction closes, which we expect will occur in the next 12-18 months, with our ongoing focus on safety, operational excellence, and delivering aloha in everything we do.

Will this impact my benefits?

•	Your pay and benefits are unchanged.

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While it’s still too early to know exactly how our benefits plan will combine with Alaska’s when we close the transaction, we expect the combined entity to offer competitive pay and benefits, as well as provide more opportunity for career advancement and geographic mobility for employees.

•	A team will be established to focus on integration planning, and we are committed to keeping employees informed throughout this process.

What happens to union-represented jobs?

•	Alaska Airlines has committed to maintain and grow union-represented jobs in Hawai‘i.

•	Your Collective Bargaining Agreement (CBA) is in place and has additional protections — please review the merger section of your CBA.

•	A joint CBA will be negotiated by the combined entity. You can reach out to your workgroup leader and union leaders for additional information.

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Within Tech Ops, there is an open question about which union and district will represent certain groups in the combined entity, which ultimately must be decided by the National Mediation Board at a later date.

•	While this combination will increase the number of union-represented jobs in Hawai‘i, there are a small number of job classifications at most airlines that are centralized in a single location.

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The combined airline will continue to have a large operation in Hawai‘i and the Pacific, and Alaska Airlines will assess whether those specific job functions will continue in Hawai‘i or at another centralized location.

•	In the event those jobs move out of Hawai‘i, relocation options will be offered as negotiated under each CBA.

What happens to jobs not represented by unions?

•	Alaska Airlines leadership plans to meet with teams as it determines operational, commercial and administrative needs in Honolulu and on the Mainland.

•	We are working on a retention and compensation program for non-contract team members to provide a degree of financial security and incentive to stay through the transition.

•	Nothing happens right away. The transaction should take 12-18 months to close.

ABOUT THE PROCESS

Why must we continue to run our business as we always have?

•	We believe there is great value for customers, investors, employees, and the community in this combination, but the agreement is subject to regulatory and legal reviews.

•	Regardless of outcome, we must run a great airline for our guests and community, invest in our business for the long term, and continue to compete vigorously.

What about investments for the future?

•	We’ll move forward with investments that will add to our company’s strength — including launching service with our 787s and installing Starlink’s world-class Wi-Fi aboard our long-haul fleet.

ABOUT OUR FUTURE

Do you anticipate changes to our services/destinations/hubs?

•	This combination will provide expanded options for guests (see above).

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Hawai‘i residents will benefit from expanded service and convenience, by tripling the number of destinations throughout North America that can be reached nonstop or one stop from the Hawaiian Islands, while continuing to enjoy robust Neighbor Island service in addition to increased air cargo capacity.

•	Alaska Airlines has committed to retaining a major operational hub and regional headquarters in Honolulu to manage what will become its second largest hub after Seattle.

•	This will also enable greater international connectivity for travelers throughout the Asia-Pacific region with one-stop service through Hawai‘i.

•	You likely have questions about our Mainland facilities, including the Phoenix Technology Center and maintenance bases. We will work on providing answers as quickly as possible.

How does this affect the Amazon freight business?

•	Nothing changes — we continue to operate our business, which includes flying freight for Amazon.

How will merged seniority translate into the PALL list for Pass Travel?

•	To be determined.

How do the cultures of Alaska and Hawaiian Airlines compare?

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As the two airlines rooted in the 49th and 50th U.S. states, which are uniquely reliant upon air travel, Alaska and Hawaiian Airlines share a deep commitment to caring for their employees, guests, and communities.

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Both Hawaiian and Alaska Airlines are powered by incredible employees, and this combination will build on the 90+ year legacies and cultures of our two service-oriented airlines and preserve both beloved brands on a single operating platform.

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Importantly, Alaska Airlines’ 23,000 employees are proud to have served Hawai‘i for 16 years; they work for a company we respect and admire, with similar values grounded in a strong commitment to the communities we serve.

What happens to our Purpose & Values?

•	The Hawaiian Airlines brand will go on under this agreement. Our Purpose & Values reflect the culture that embodies our brand and brings it to life.

•	As we become a combined entity, there will be a process of listening and learning about our respective cultures and bringing together the best aspects of each.

•	As Peter Ingram noted in his message to employees, it’s hard to imagine another airline that would be a better cultural fit than Alaska.

•	We share common values around safety, hospitality, operational excellence, and sustainability, as well as a deep commitment to investing in the communities we serve.

Forward-Looking Statements

This communication contains forward-looking statements subject to the safe harbor protection provided by the federal securities laws, including statements relating to the expected timing of the closing of the pending acquisition (the “Transaction”) of Hawaiian Holdings Inc. (“Hawaiian Holdings”) by Alaska Air Group, Inc. (“Alaska Air Group”); considerations taken into account by Alaska Air Group’s and Hawaiian Holdings’ Boards of Directors in approving the Transaction; and expectations for Alaska Air Group and Hawaiian Holdings following the closing of the Transaction. There can be no assurance that the Transaction will in fact be consummated. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements include: the possibility that Hawaiian Holdings shareholders may not approve the adoption of the merger agreement; the risk that a condition to closing of the Transaction may not be satisfied (or waived); the ability of each party to consummate the Transaction; that either party may terminate the merger agreement or that the closing of the Transaction might be delayed or not occur at all; possible disruption related to the Transaction to Alaska Air Group’s or Hawaiian Holding’s current plans or operations, including through the loss of customers and employees; the diversion of management time and attention from ongoing business operations and opportunities; the response of competitors to the Transaction; a failure to (or delay in) receiving the required regulatory clearances for the Transaction; uncertainties regarding Alaska Air Group’s ability to successfully integrate the operations of Hawaiian Holdings and Alaska Air Group and the time and cost to do so; the outcome of any legal proceedings that could be instituted against Hawaiian Holdings, Alaska Air Group or others relating to the Transaction; Alaska Air Group’s ability to realize anticipated cost savings, synergies or growth from the Transaction in the timeframe expected or at all; legislative, regulatory and economic developments affecting the business of Alaska Air Group and Hawaiian Holdings; general economic conditions including those associated with pandemic recovery; the possibility and severity of catastrophic events, including but not limited to, pandemics, natural disasters, acts of terrorism or outbreak of war or hostilities; and other risks and uncertainties detailed in periodic reports that Alaska Air Group and Hawaiian Holdings file with the Securities and Exchange Commission (“SEC”). All forward-looking statements in this communication are based on information available to Alaska Air Group and Hawaiian Holdings as of the date of this communication. Alaska Air Group and Hawaiian Holdings each expressly disclaim any obligation to publicly update or revise the forward-looking statements, except as required by law.

Additional Information and Where to Find It

Hawaiian Holdings, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Hawaiian Holdings plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction.

Daniel W. Akins, Wendy A. Beck, Earl E. Fry, Lawrence S. Hershfield, C. Jayne Hrdlicka, Peter R. Ingram, Michael E. McNamara, Crystal K. Rose, Mark D. Schneider, Craig E. Vosburg, Duane E. Woerth and Richard N. Zwern, all of whom are members of Hawaiian Holdings’ board of directors, and Shannon L. Okinaka, Hawaiian Holdings’ chief financial officer, are participants in Hawaiian Holdings’ solicitation. None of such participants owns in excess of one percent of Hawaiian Holdings’ common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Please refer to the information relating to the foregoing (other than for Messrs. Akins and Woerth) under the caption “Security Ownership of Certain Beneficial Owners and Management” in Hawaiian Holdings’ definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 5, 2023 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1172222/000117222223000022/ha-20230405.htm#i2d8a68908cc64c37bbeca80e509abb72_31. Since the filing of the 2023 Proxy Statement, (a) each director (other than Mr. Ingram) received a grant of 13,990 restricted stock units that will vest upon the earlier of (i) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (ii) a change in control of Hawaiian Holdings; (b) Mr. Ingram received a grant of 163,755 restricted stock units; and (c) Ms. Okinaka received a grant of 57,314 restricted stock units. In the Transaction, equity awards held by Mr. Ingram and Ms. Okinaka will be treated in accordance with their respective severance and change in control agreements. As of December 1, 2023, Mr. Ingram beneficially owns 340,964 shares and

Ms. Okinaka beneficially owns 86,903 shares. The 2023 proxy statement, under the caption “Executive Compensation—Potential Payments Upon Termination or Change in Control,” contains certain illustrative information on the payments that may be owed to Mr. Ingram and Ms. Okinaka in a change of control of Hawaiian Holdings. As of December 1, 2023, (a) Mr. Woerth beneficially owns 37,389 shares and (b) Mr. Akins beneficially owns no shares. Mr. Akins received a grant of 13,990 restricted stock units that will vest upon the earlier of (a) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (b) a change of control.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Hawaiian Holdings will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAWAIIAN HOLDINGS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Hawaiian Holdings’ definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction will also be available, free of charge, at Hawaiian Holdings’ investor relations website (https://newsroom.hawaiianairlines.com/investor-relations), or by writing to Hawaiian Holdings, Inc., Attention: Investor Relations, P.O. Box 30008, Honolulu, HI 96820.